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                                                                  EXHIBIT 10.14E

                        L.B. CAMPBELL'S RETENTION AWARD

                                   AMENDMENTS

At its October 24, 2001 meeting, the Board of Directors approved the following:

The Earnings Per Share goals for the Retention Awards granted to executives be eliminated.

At its February 26, 2002 meeting, the Organization and Compensation Committee of the Board of Directors approved the following:

With respect to the 300,000 shares of restricted stock awarded to L.B. Campbell, Textron will repurchase the vested restricted shares on each vest date provided
(a) the executive has met his stock ownership requirement on the vest date and
(b) the repurchase has no impact on compensation expense. The repurchase price will equal the market value of the shares on the vest date. The market value shall be defined as the average of the highest and lowest trading prices of Textron common stock on the vest date. If the vest date is a date on which Textron stock is not traded, the market value shall be the average of the highest and lowest trading prices for the first day preceding and the first day following the vest date on which Textron stock is traded.